--------------------
                                                   Exhibit 99.1
                                                   --------------------




         Richard J. King                                    April 20, 2001
         Senior Vice President, Corporate Communications
         AMC Entertainment Inc.
         (816) 221-4000


    AMC Entertainment Inc. closes $250 million equity private placement

        Investment to strengthen balance sheet for continued growth


KANSAS CITY, Mo. - AMC Entertainment Inc. ("AMC" or the "Company") (AMEX:
AEN), one of the world's leading theatrical exhibition companies, announced today that it has sold $250 million of Preferred Stock to Apollo Management, L.P., and its affiliates (together, "Apollo"), a private equity investment firm, in a private placement. Apollo has purchased $92 million of Series A Convertible Preferred Stock (the "Series A Preferred") and $158 million of Series B Exchangeable Preferred Stock (the "Series B Preferred"). Proceeds from the sale will be used to reduce borrowings on the Company's senior Revolving Credit Facility, with no reduction of the facility's commitment amount of $425 million. Availability on the Credit Facility combined with a strengthened balance sheet will provide the Company with greater flexibility to execute its business plan and pursue growth opportunities in a restructuring and consolidating industry environment. Salomon Smith Barney acted as financial advisor to the Company.

"This transaction achieves the important strategic objective of strengthening the Company's balance sheet," said Peter C. Brown, chairman and chief executive officer. "A strong balance sheet, combined with our industry-leading assets and the strategic initiatives we have been successfully executing over the past 22 months, formidably positions us to capitalize on the opportunities ahead. We welcome Apollo as a major equity partner and believe that Apollo's involvement will enhance our ability to continue to create long-term value for our shareholders."

Leon D. Black, founder and senior partner of Apollo, said, "The investment in AMC exemplifies our philosophy of investing in `franchise assets' - a company with a skilled management team, a highly respected product, a strong brand and leading market share. As the best in its business, AMC is truly a great `franchise,' well positioned to benefit from the current industry cycle. We are excited about working with the talented AMC management team as the Company continues its legacy of industry innovation and leadership."

The Series A Preferred has a coupon of 6.75% that is payable-in-kind ("PIK") for three years and is convertible into shares of AMC common stock at $7.15 per share. The Series B Preferred has a coupon of 12.00% and is automatically exchangeable into Series A Preferred upon shareholder approval of an increase in the number of authorized shares of AMC common stock. The Company anticipates that it will seek shareholder approval to increase the number of authorized shares at its next annual meeting. As part of the transaction, the Company's board of directors has been expanded to include three senior partners of Apollo: Leon D. Black, Marc J. Rowan and Laurence M. Berg.

Apollo Management, L.P., is a private equity investment firm with offices in New York, Los Angeles and London. Since its inception in 1990, Apollo has invested more than $8 billion of capital in more than 150 companies in a broad range of industries and a variety of transactions. AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 181 theatres with 2,784 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and Sweden. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Any forward-looking statements contained in this release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including but not limited to the Company's ability to enter into various financing programs, competition from other companies, demographic changes, changes in economic climate, increase in demand for real estate, construction delays, unforeseen changes in operating requirements, the ability to achieve planned openings or closings of theatres and screens, changes in real estate, zoning and tax laws, the performance of films licensed by the Company, potential work stoppage within the film industry and other risks and uncertainties.